SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934


                             OCTOBER 9, 2000
                           -------------------
                            (Date of Report)


                             ENTROPIN, INC.
        --------------------------------------------------------
         (Exact Name of Registrant as specified in its charter)


         COLORADO               33-23693               84-1090424
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(State or other jurisdiction   (Commission           (IRS Employer
    of incorporation)         File Number)        Identification No.)


               45926 OASIS STREET, INDIO, CALIFORNIA 92201
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       (Address of principal executive offices including zip code)


                             (760) 775-8333
          -----------------------------------------------------
           (Registrant's telephone number including area code)

                                   N/A
  ---------------------------------------------------------------------
      (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.
---------------------

     Entropin, Inc. ("Entropin") has received the results of the Phase III A clinical trials required by the U.S. Food and Drug Administration. On October 2, 2000, the Registrant issued the following press release:

                              NEWS  RELEASE
                              -------------

         ESTEROM(R) SOLUTION DEMONSTRATES ENCOURAGING RESULTS IN
                PRELIMINARY ANALYSIS OF PHASE IIIA STUDY

INDIO, CA (OCTOBER 2, 2000): Entropin, Inc. (Nasdaq: ETOP; ETOPW) today announced encouraging results from a preliminary analysis of a double-blinded, placebo-controlled Phase IIIA study of its topical investigational treatment for impaired range of motion, called Esterom(R) solution. Data from the study showed no significant adverse events. Minor treatment-emergent side-effects (headache, body pain and skin rash) were few and equally associated with the placebo and treatment groups. Results of the study, which investigated 5% and 10% concentrations of Esterom(R) versus placebo in 362 patients with impaired shoulder function, showed a positive dose response in treated patients. Data from the study also showed a trend toward efficacy in the study's primary endpoint at the 10% dose, although statistical significance was not achieved (p=0.14). The objective in the study was to achieve statistical significance at the p=0.05 level. The primary endpoint of the study was improvement in function as evaluated by a patient self-administered questionnaire for Assessment of Symptoms and
Function of the Shoulder (QASFS).   Treatment by Center interaction, which
is defined as the differences in treatment and data collection between sites, was statistically significant (p=0.04) suggesting that failure to achieve significance at the desired level of statistical significance may be due to deficiencies in the protocol design and/or investigator training.

"We are encouraged by the preliminary analysis from this study, which was intended to provide further information for refining the design of our upcoming Phase IIIB trial of Esterom(R) as well as to confirm the safety of this treatment," said Thomas G. Tachovsky, Ph.D., president and chief executive officer of Entropin, Inc. "Based on these initial results, we remain on track to begin our next pivotal study in Q1 2001, which we expect will support the filing of a New Drug Application (NDA).

He continued, "This was a complex protocol, which investigated the use of multiple doses of Esterom(R) in a diverse patient population where multiple factors could effect treatment results. Over the coming weeks, we will be conducting detailed analyses to examine secondary endpoints of the study and to better understand the data from this trial, with the aim of using that knowledge to further our clinical investigations of Esterom(R). We plan to announce the results from the detailed analysis of the Phase IIIA study later this fall."

Dr. Tachovsky noted, "In preclinical and controlled Phase I and II human clinical studies,

Esterom(R) has demonstrated the ability to rapidly and significantly restore range of motion, without any observable toxicity, in multiple clinical indications."

Esterom(R) solution is a topical medicinal preparation that is currently under investigation as a treatment for impaired range of motion associated with acute painful shoulder and acute lower back sprain. The exact mechanism of action for Esterom(R) is as yet unknown - it is not an anti-inflammatory drug nor is it an anesthetic.

Entropin, Inc. is a pharmaceutical research and development company, initially focused on the development of a novel topical therapeutic called Esterom(R) solution. Entropin is currently conducting Phase III trials of Esterom(R) in patients with acute impaired shoulder function and plans to file a New Drug Application with the U.S. Food and Drug Administration
(FDA) for that indication. For further information, please contact Dr. Higgins Bailey, chairman, or Patricia Kriss, chief financial officer at
(760) 775-8333 or visit our website at www.entropin.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release includes forward-looking statements which reflect Entropin's current views with respect to future events and financial
performance.   The words "believe," "expect," "anticipate," and similar
expressions identify forward-looking statements.   Investors should not
rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the ability to successfully complete development and commercialization of products, including the cost, scope and results of preclinical and clinical testing;
(2) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies; (3) the time, cost and uncertainty of obtaining regulatory approvals; (4) the ability to obtain substantial additional funding; (5) the ability to develop and commercialize products before competitors; and (6) other factors detailed from time to time in filings with the Securities and Exchange Commission.

                               SIGNATURES
                               ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: October 6, 2000                   ENTROPIN, INC.



                                   By     /s/ Thomas G. Tachovsky
                                       --------------------------------------
                                        Thomas G. Tachovsky
                                        President and Chief Executive Officer



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